Exhibit 99

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
1 (888) 422-6562
NASDAQ:  MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail:  jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB Financial Bank, N.A. Acquires Celtic Leasing Corp.

CHICAGO (December 28, 2012) – MB Financial Bank, N.A., the wholly-owned subsidiary of MB Financial, Inc. (MBFI), announced that it has acquired Celtic Leasing Corp. (“Celtic”), a privately held, mid-ticket equipment leasing company.

Headquartered in Irvine, California, Celtic provides leasing services to middle-market companies.  It specializes in solutions for the health care, legal, technology, and manufacturing industries.  In recent years Celtic’s lease originations have ranged from $75 to $100 million on an annual basis.

“Combining Celtic’s many strengths, including a talented staff, health care expertise and national reach, with MB Financial Bank’s funding and leasing industry knowledge should enhance the ability of both companies to profitably and effectively provide client-centered leasing solutions,” said Mitchell Feiger, CEO of MB Financial Bank.

Celtic’s CEO, Todd Meyer, and his management team will continue to lead the company.  Celtic will operate as a wholly owned subsidiary of MB Financial Bank.

The all-cash transaction closed today and is expected to be modestly accretive to MBFI’s 2013 earnings.

MBFI is the $9.5 billion in assets holding company for MB Financial Bank.  MB Financial Bank is a Chicago-based institution that has been delivering competitive, personalized financial service for more than 100 years to businesses and individuals.

# # #

This news release may contain forward-looking statements that involve risk and uncertainties, with respect to the results of operations and other uncertainties that may not be known or anticipated by MBFI.  While management of MBFI uses its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties described from time to time in documents filed or furnished by MBFI with the Securities and Exchange Commission that could cause the MBFI’s actual results to vary materially from the future results anticipated in such forward-looking statements.